EXHIBIT 15



LETTER RE:  UNAUDITED INTERIM FINANCIAL INFORMATION

The Midland Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Midland Company and subsidiaries for the periods ended
June 30, 1997 and 1996, as indicated in our report dated July 17, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, is incorporated by reference in Registration Statements No. 33-64821 on Form S-3 and No. 33-48511 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



July 17, 1997
Deloitte & Touche LLP
Cincinnati, Ohio